FIDELIS ENERGY APPOINTS DIRECTOR

TUCSON, AZ February 1, 2006/Marketwire/ -- Fidelis Energy, Inc. (OTCBB: FDEI) is pleased to announce the appointment of Mr. Glen D. Harder to its Board of Directors.

Mr. Harder is a senior securities and corporate finance lawyer with approximately 20 years of experience in, among other things, structuring and capitalizing early stage corporations, acquisitions, mergers, takeovers, arrangements, corporate governance issues and public and private debt or equity financing transactions. Mr. Harder’s law practice is presently focused on the natural resource sector – primarily oil and gas exploration and production. He currently represents reporting companies in both the United States and Canada.

Mr. William Marshall stated, “We are very fortunate to welcome a professional of Mr. Harder’s caliber to our team and we welcome the contribution that he will make as we continue to grow.”

ABOUT FIDELIS ENERGY INC.

Based in Los Angeles, CA, Fidelis Energy, Inc. is an oil and gas company that identifies, acquires and develops working interest percentages in smaller, underdeveloped oil and gas projects in California, Alberta, Canada, and other promising locales that do not meet the requirements of larger producers and developers. Through the use of modern development techniques such as horizontal drilling and 3-D seismic, the company enhances production from underdeveloped and under-utilized projects, as it pursues oil and gas production throughout North America.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the acquisition of oil and gas reserves, any near-term production or cash flow and our ability to become cash flow positive in the short term to allow us to re-invest production dollars to enhance and grow company assets. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the numerous inherent uncertainties associated with oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission

For more information, please visit our website at www.FidelisEnergy.com, or contact: Investor Relations 1-888-894-3334 (Contact: William Marshall)

ON BEHALF OF THE BOARD

Fidelis Energy Inc.

William Marshall – President